Exhibit 99.(b)(ii)

Execution Version

JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	BANK OF AMERICA, N.A. BOFA SECURITIES, INC One Bryant Park New York, New York 10036

JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022	MUFG BANK, LTD. 1221 Avenue of the Americas New York, NY 10020	SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, New York 10172

CONFIDENTIAL

December 21, 2025

Jupiter Company Limited

Jupiter Borrower, Inc.

c/o Trian Fund Management, L.P.

280 Park Avenue, 41st Floor

New York, NY 10017

Attn:	Brian L. Schorr
Daniel R. Marx

With a copy to:

General Catalyst Group Management, LLC

20 University Road, Fourth Floor,

Cambridge, MA 02138

Attn:	Christopher McCain, Chief Legal Officer

Project Jupiter
Commitment Letter

Ladies and Gentlemen:

You have advised us that Jupiter Topco LLC, a Jersey limited liability company (“TopCo”), Jupiter Company Limited, a private limited company organized under the laws of Jersey (“Parent”), Jupiter Merger Sub Limited, a private limited company organized under the laws of Jersey (“Merger Sub”), and Jupiter Borrower, Inc., a newly formed Delaware corporation (“AcquisitionCo” or “you”; provided that unless the context otherwise requires, references to “you” will mean Parent and AcquisitionCo), each a company formed at the direction of Trian Fund Management, L.P. and its affiliates (collectively, “Trian”) and General Catalyst Group Management, LLC and its affiliates (collectively, “General Catalyst” and, together with Trian, the “Sponsors”), intend to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the entity previously identified to us by you as “Jupiter” (the “Target”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto). You have further advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Citi (as defined below), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (together with its designated affiliates, “BofA Securities” and, together with Bank of America, “BofA”), Jefferies Finance LLC (“Jefferies”), MUFG Bank, Ltd. (“MUFG”) and Sumitomo Mitsui Banking Corporation (“SMBC” and, together with JPMorgan, Citi, BofA, Jefferies, MUFG and any Additional Committing Lenders (as defined below), the “Committed Lenders”, “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”).

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that Citigroup Global Markets Inc. is entering into this letter for and on behalf of Citi.

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include the senior secured credit facilities (the “Facilities”) described in the Term Sheet, in an aggregate principal amount of up to $3,900.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter (as defined below), the amount of any Additional Flex Increase (as defined in the Fee Letter)), consisting of (x) a $2,600.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Additional Flex Increase) senior secured term loan facility (the “Term Loan B Facility”) (less, if an Existing Senior Notes E&R Election (as defined in Exhibit A hereto) is made, the aggregate principal amount of any Existing Senior Notes (as defined in Exhibit A hereto) that are outstanding as of the Closing Date (as defined below) and subject thereto) (y) a $800.0 million senior secured term loan facility (the “Term Cash Flow Facility” and, together with the Term Loan B Facility, the “Term Loan Facilities”) and (z) a $500.0 million senior secured cash flow-based revolving credit facility (the “Revolving Facility”). As used herein, the term “Closing Date” shall mean the date of the initial funding under the Facilities to finance the Transactions.

2

In connection with the foregoing, each of JPMorgan, Citi, BofA, Jefferies, MUFG and SMBC is pleased to advise you of its several, but not joint, commitment to provide 25%, 25%, 22%, 13%, 10% and 5%, respectively, of the Facilities (including without limitation, any Additional Flex Increase) subject only to the conditions expressly set forth in the second sentence of the Funding Conditions Provision (as defined below) and in the Summary of Additional Conditions and under the heading “Conditions to Initial Extensions of Credit” in the Term Sheet.

It is agreed that JPMorgan (which may perform such functions as Lead Arranger through its affiliate, J.P. Morgan Securities LLC), Citi, BofA Securities, Jefferies, MUFG and SMBC will act as lead arrangers and bookrunners for the Facilities (in such capacity, the “Lead Arrangers”);

provided, however, that JPMorgan (the “Lead Left Arranger”) shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Facilities.

You may, on or prior to the date that is 20 business days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Committing Lender”) or confer other titles in respect of the Facilities in a manner and with economics determined by you in consultation with the Lead Arrangers party hereto as of the date hereof (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of any Facility, (x) each such Additional Committing Lender, except as set forth in clause (iv) below, will assume a portion of the commitments of each Facility on a pro rata basis (and the commitments of the Committed Lenders party hereto as of the date hereof with respect to such portion will be reduced ratably) and (y) the economics allocated to the Committed Lenders party hereto as of the date hereof in respect of the relevant Facilities will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Committed Lender” hereunder and under the Fee Letter); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead Arrangers party hereto as of the date hereof may agree, (ii) in no event shall the Lead Arrangers party hereto as of the date hereof be entitled to less than 85% of the economics of the relevant Facility, (iii) no Additional Committing Lender may be allocated more total economics in respect of each respective Facility than JPMorgan and (iv) the commitment of MUFG with respect to each Facility shall not be reduced below 10% of such Facility). No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter and other than in connection with any additional appointments referred to above) will be paid to any Lender in connection with the Facilities unless you and the Lead Left Arranger in respect of the applicable Facility so agree; provided that such additional compensation may not be paid to such Lead Left Arranger or any of its affiliates without the consent of the other Committed Lenders.

3

The Committed Lenders reserve the right, prior to or after the execution of definitive documentation for the Facilities (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Lenders, the “Lenders”) identified by the Committed Lenders in consultation with you and reasonably acceptable to them and you (in the case of each Term Loan Facility, such consent not to be unreasonably withheld, and in the case of the Revolving Facility, such consent not to be unreasonably withheld for an assignment to a Commercial Bank (as defined in the Precedent Facility (as defined in Exhibit B hereto))), it being understood that the Committed Lenders will not syndicate to those persons identified by you or the Sponsors in writing to the Committed Lenders (or to their affiliates so designated in writing) on or prior to the date hereof or to any competitors of the Target or its subsidiaries or to any affiliates (other than affiliates that constitute bona fide diversified debt funds primarily investing in loans) of such competitors (provided that such affiliates are (i) identified from time to time in writing by the Borrower (as defined in Exhibit B hereto) or the Sponsors to the Administrative Agent or (ii) are reasonably identifiable as an affiliate on the basis of such affiliate’s name), or to any person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to-own strategies or who is engaged primarily in private equity, mezzanine financing or venture capital or is a distressed debt fund (such persons, collectively, the “Disqualified Institutions”) (provided that, (x) on or after the Closing Date, the Borrower may designate additional entities with the consent of the applicable Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and (y) no event shall any designation pursuant to this definition apply to retroactively disqualify any Person who previously, and properly, acquired and continues to hold, any loans, commitments or participations prior to such designation (but shall disqualify such person from taking any future assignments and participations); provided that, notwithstanding each Committed Lender’s right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that any syndication, assignment or receipt of commitments in respect of all or any portion of a Committed Lender’s commitments hereunder prior to the initial funding under the Facilities shall not be a condition to such Committed Lender’s commitments nor reduce such Committed Lender’s commitments hereunder with respect to any of the Facilities (provided, however, that, notwithstanding the foregoing, assignments of a Committed Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) and, unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Facilities. The Committed Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the second preceding sentence). You agree to actively assist the Committed Lenders (and to use your commercially reasonable efforts to cause the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Target to actively assist the Committed Lenders) in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall be limited to, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date, your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from the existing lending and investment banking relationships of you, the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Target, (b) facilitate direct contact between appropriate members of senior management, representatives and advisors of you and the Sponsors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to provide contact between senior management, representatives and advisors of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) assist, and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to cause the Target to assist, in the preparation of a customary confidential information memorandum for the Facilities (the “Confidential Information Memorandum”) and other customary and reasonably available marketing materials to be used in connection with the syndications (all of which shall be in a customary form of confidential information memoranda and marketing materials and reasonably acceptable to you) and your using commercially reasonable efforts to provide such Confidential Information Memorandum (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Target and its subsidiaries, to Required Information (as defined in the Acquisition Agreement)) to us no less than 10 consecutive business days prior to the Closing Date (or such shorter period reasonably acceptable to the Lead Arrangers) (provided that (x) July 3, 2026 each shall not constitute a business day for purposes of calculating such 10 consecutive business day period (with such date being excluded for purposes of, but which shall not reset, such 10 consecutive business day period) and (y) if such 10 consecutive business day period shall not have ended on or prior to August 21, 2026, then such 10 consecutive business day period shall not commence prior to September 8, 2026), (d) prior to the launch of syndication to procure a public corporate credit rating and a public corporate family rating (but in each case, no specific rating) in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and procure public ratings (but no specific ratings) for the Term Loan B Facility from each of S&P and Moody’s, (e) host, with the Committed Lenders, no more than one meeting to be mutually agreed upon of prospective Lenders at a time and location to be mutually agreed upon (it being understood that any such meeting may take place via videoconference or web conference) and (f) to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, ensure that there shall be no competing issues of debt securities or syndicated credit facilities of Parent, AcquisitionCo, the Target or any of their respective subsidiaries being offered, placed or arranged (other than (x) any tender offer or exchange offer related to any of the Existing Senior Notes (as defined in Exhibit A hereto), (y) prior to the Closing Date, any replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date (as defined below), short-term working capital facilities, capital leases, purchase money indebtedness and equipment financings, in each case, entered into in the ordinary course of business, other indebtedness to be mutually agreed and any other indebtedness of the Target or its subsidiaries not prohibited to be incurred pursuant to the Acquisition Agreement and (z) following the Closing Date, any indebtedness not prohibited to be incurred under the Facilities Documentation (as defined below) if the offering, placement or arrangement of such debt securities or syndicated credit facilities would have, in the reasonable judgment of Lead Arrangers holding at least a majority of the commitments hereunder, a detrimental effect upon the primary syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information (x) to the extent that the provision thereof could reasonably be expected to violate any attorney-client privilege, law, rule or regulation or any fiduciary duty or obligation of confidentiality (not created in contemplation hereof) binding upon, or waive any privilege that may be asserted by, you, the Sponsors, the Target or your or their respective affiliates (provided that in the case of any confidentiality obligation binding on you or your affiliates, you shall use commercially reasonable efforts to notify us, to the extent feasible, if any such information that we have specifically identified and requested is being withheld as a result of any such obligation of confidentiality and shall use commercially reasonable efforts to disclose such information in a manner that does not breach such confidentiality obligations or such attorney-client privilege) or (y) that consists of trade secrets, customer-specific data or competitively sensitive information of the Target or its subsidiaries that is not required to be provided pursuant to the Acquisition Agreement. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that none of the foregoing obligations set forth in this paragraph, including, without limitation, the commencement or completion of the syndication of the Facilities or the obtaining of ratings or your compliance with your obligations to assist with syndication efforts as set forth herein shall constitute a condition to the availability of the Facilities on the Closing Date or at any time thereafter.

4

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Target to provide) to the Committed Lenders all customary and reasonably available information with respect to you, the Sponsors, the Target and its subsidiaries and the Transactions, including all financial information and projections (such projections, together with any financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Committed Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. You hereby represent and warrant that (with respect to information relating to the Target and its subsidiaries and their respective businesses to your knowledge), (a) all written information and written data of the Target and its subsidiaries and their respective businesses other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections in the Confidential Information Memorandum have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time delivered by you based on information provided by you, the Sponsors, the Target and your and their respective representatives; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and are not a guarantee of performance. You agree that if, at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication and (ii) 30 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. In arranging and syndicating the Facilities, the Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation or warranty under this paragraph, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

5

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Committed Lenders or the Lead Arrangers in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 5 of the Summary of Additional Conditions.

You hereby acknowledge that (a) the Committed Lenders will make available on a confidential basis Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online, Debtdomain or similar electronic means to be used in connection with the syndication of each Facility and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information and documentation that (i) is publicly available (or could be derived from publicly available information), (ii) is not material with respect to you, the Target or your or its respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you were a public reporting company (in each case, as determined by you in good faith, which determination shall be conclusive) (collectively, the “Public Side Information”). If reasonably requested by the Committed Lenders, you will use commercially reasonable efforts to assist the Committed Lenders, and will use commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to cause the Target to assist us, in preparing a customary additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will contain only Public Side Information. It is understood that in connection with your assistance described above, an authorization letter, in customary form reasonably acceptable to you, will be included in any Confidential Information Memorandum, which letter authorizes the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version contains only Public Side Information (and, in both the public-side and private-side authorization letters, a “10b-5” representation to the Lead Arrangers customary for companies sponsored by the Sponsor), which Confidential Information Memorandum shall exculpate you, the Sponsors, the Target and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the Confidential Information Memorandum or any related marketing material by the recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”, which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”). You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Term Sheet; (b) drafts and final definitive documentation with respect to the Facilities (excluding, if applicable, any specifically identified schedules thereof); (c) administrative materials prepared by the Committed Lenders for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Facilities. If you advise the Committed Lenders that any of the foregoing items should be distributed only to Private Lenders, then none of the Lead Arrangers and the Committed Lenders will distribute such materials to Public Lenders without your consent.

6

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you and Parent, jointly and severally, agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated as of the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein and the initial funding under the Facilities on the Closing Date are subject solely to the conditions expressly set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions to Initial Extensions of Credit” in the Term Sheet. In addition to the immediately preceding sentence, the commitments of the Committed Lenders hereunder and the initial funding under the Facilities on the Closing Date are subject solely to the execution (as applicable) and delivery by the Borrower, the Guarantors (as defined in the Term Sheet) and the officers thereof, as the case may be, of definitive Facilities Documentation (as defined in Exhibit B hereto), customary closing certificates (including customary evidences of authority, charter documents and customary officers’ incumbency certificates) and customary legal opinions with respect to the Facilities, in each case consistent with this Commitment Letter and the Fee Letter; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition precedent to the availability of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Target and its subsidiaries made by the Target in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (and any of your affiliates that is a party to the Acquisition Agreement) have the right to terminate your (and their) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition), in each case, without liability to any of you, the Sponsors or any of your or their respective affiliates as a result of a breach of such representations and warranties in such agreement (the “Company Representations”), (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions expressly set forth in this sentence, in the Summary of Additional Conditions and under the heading “Conditions to Initial Extensions of Credit” in the Term Sheet are satisfied or waived, (iii) to the extent any insurance certificate and/or Collateral (as defined in Exhibit B hereto) or any security interest therein (other than (x) the pledge and perfection of security interests in the pledged certificated stock of wholly-owned U.S.-organized entities (including the delivery of such share certificates (if any)) to the extent required under Term Sheet; provided that stock certificates, if any, of the Target and its subsidiaries will only be required to be delivered on the Closing Date to the extent received by you from the Target, so long as you have used commercially reasonable and safe efforts to obtain them on the Closing Date and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such insurance certificate and/or Collateral (and perfection of security interests therein) shall not constitute a condition to the availability of the Facilities on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, within 90 days after the Closing Date plus any extensions granted by the Administrative Agent in its sole discretion) pursuant to arrangements to be mutually agreed and (iv) with respect to customary evidences of authority, such evidences may be delivered promptly after the Closing Date if applicable law prohibits the “escrowing” of authorizations of the applicable entity by future directors or managers, as applicable, of the Borrower or the Guarantors. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Facilities Documentation and set forth in the Term Sheet relating to: corporate or other organizational existence; power and authority related to entry into and performance of the Facilities Documentation; the due authorization, execution, delivery and enforceability of the Facilities Documentation; the incurrence of the loans, the provision of guarantees and the granting of security interests, as applicable, contemplated herein not violating the constitutional documents of the Borrower and, to the extent applicable, the Guarantors; solvency of Holdings and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit C hereto); creation, validity and perfection of security interests in the collateral to be perfected on the Closing Date (subject to the foregoing provisions of this paragraph relating to Collateral); the use of loan proceeds not violating the PATRIOT Act or U.S. Federal Reserve margin regulations; and the U.S. Investment Company Act. There shall be no conditions (implied or otherwise) to the commitments of the Committed Lenders hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those expressly stated to be conditions to the initial funding under the Facilities on the Closing Date in the second sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions to Initial Extensions of Credit” in the Term Sheet. Without limiting the conditions provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement. This paragraph is referred to as the “Funding Conditions Provision”.

7

Each of you and Parent, jointly and severally, agree (a) to indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing, but excluding (x) any of the foregoing in its capacity, if applicable, as financial advisor to the Target or any of its direct or indirect equity holders or affiliates in connection with the Transactions (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity, (y) any of the foregoing in its capacity, if applicable, as a Private Equity Affiliate (as defined below) in connection with the Transactions and any Related Person of such Private Equity Affiliate in such capacity and (z) any Investor (as defined in Exhibit A hereto) in its capacity as such and any Related Person of such Investor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, Parent or any of Parent’s or your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you or Parent of such conflict and thereafter, after receipt of your or Parent’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision), (iii) arising out of, or in connection with, any Proceeding that does not arise from an act or omission by you, Parent or any of your or Parent’s affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Facilities or (iv) to the extent they have resulted from any agreement governing any settlement that is effected without your or Parent’s prior written consent (which consent shall not be unreasonably withheld) and (b) to reimburse the Committed Lenders from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (including, but not limited to, expenses of the Committed Lenders’ due diligence investigation (and with respect to third-party diligence expenses, to the extent any such expenses have been previously approved by you or Parent, such approval not to be unreasonably withheld), syndication expenses and reasonable, documented and invoiced fees, disbursements and other charges of counsel to the Administrative Agent identified in the Term Sheet and, for the avoidance of doubt, not of counsel to any Committed Lender or Lead Arranger individually and of a single local counsel to the Administrative Agent in each relevant material jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, neither Parent nor you shall be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person or any other party hereto (or their respective affiliates and representatives) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak Online or Debtdomain), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person or such other party, affiliate or representative (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) none of you, Parent, any Sponsor, any Investor, the Target or any of their respective affiliates, or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Facilities or this Commitment Letter; provided that nothing contained in this clause (ii) shall limit your or Parent’s indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor, Private Equity Affiliate or Investor) means, if such Indemnified Person (or such Sell-Side Advisor, Private Equity Affiliate or Investor) is the Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of such Administrative Agent, Lead Arranger or Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

8

Parent’s and your indemnity and reimbursement obligations hereunder will be in addition to any liability which Parent or you may otherwise have and will be binding upon and inure to the benefit of any of Parent’s or your successors and assigns and the Indemnified Persons (and not of any other person).

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you, any Sponsor, the Target and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you, any Sponsor or the Target by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each of the parties hereto acknowledges that Citi and Jefferies have been retained by you (or one of your affiliates) as a financial advisor (in such capacity, the “Buy-Side Financial Advisors”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisors, on the one hand, and our affiliates’ relationships with you as described and referred to herein, on the other.

As you know, each Committed Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, any Sponsor, the Target and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Committed Lender and its affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, any Sponsor, the Target or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders or any of their respective affiliates and you, the Sponsors and the Target, your and their respective equity holders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you and the Sponsors, on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, any Sponsor, your and their respective management, equity holders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you, any Sponsor or the Target on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, any Sponsor, the Target or any of your or their respective affiliates in connection with the Transactions, in its capacity as such.

This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to the Borrower, the Target (on the Closing Date) or to one or more other entities established in connection with the Transactions organized in the United States, any state thereof or the District of Columbia and controlled by the Sponsors, with all obligations and liabilities of AcquisitionCo hereunder being assumed by the Borrower, the Target or such other entity or entities upon the effectiveness of such assignment) without the prior written consent (which may be through electronic means) of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the Sponsors and the Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Sponsors and the Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto; provided that, notwithstanding any other provision of this Commitment Letter to the contrary, Citi may, with your consent, assign or designate its rights and obligations under this Commitment Letter to Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein; provided, further, that (a) for the avoidance of doubt, such assignments or designation shall not relieve Citi of its rights and obligations set forth herein until such time as the applicable person becomes a party to this Commitment Letter and assumes the applicable rights and obligations of Citi hereunder, (b) each of the parties hereto agrees that any amendment to this Commitment Letter in connection with the joinder of such person as a party hereto shall become effective if executed by you, Citi and such person and shall not require the consent of any other Committed Lender and (c) you agree not to unreasonably withhold your consent to any assignment between Citi and an affiliate thereof that is a Commercial Bank (as defined in the Precedent Facility). Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement, determination or consultation by you (or any Borrower referred to in the Term Sheet) on or prior to the Closing Date, shall also be construed as providing for, requiring or otherwise contemplating consent, approval, agreement, determination or consultation by the Sponsors (unless the Sponsors otherwise notify the parties hereto). This Commitment Letter and the commitments hereunder shall not be assignable by any Committed Lender without the prior written consent of AcquisitionCo, except in accordance with the 5th and 6th paragraph of this Commitment Letter or pursuant to the next sentence. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission, e-mail or other electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

10

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter for the purpose of executing and delivering the Facilities Documentation substantially simultaneously with the closing of the Acquisition, it being acknowledged and agreed that the funding of the Facilities is only subject to the applicable conditions precedent expressly set forth in the second sentence of the Funding Conditions Provision, in the Summary of Additional Conditions and under the heading “Conditions to Initial Extensions of Credit” in the Term Sheet and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW OR BASED ON ANY OTHER THEORY, IN EACH CASE, ARISING OUT OF THE SUBJECT MATTER HEREOF AND WHETHER AT LAW OR IN EQUITY) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE TARGET OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (B) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION), IN EACH CASE, WITHOUT LIABILITY TO ANY OF YOU, THE SPONSORS OR ANY OF YOUR OR THEIR RESPECTIVE AFFILIATES, (C) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, AND (D) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

11

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby (including, without limitation, any claims sounding in contract law or tort law or based on any other theory, in each case, arising out of the subject matter hereof and whether at law or in equity), and agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, in each case, located in the Borough of Manhattan.

Parent hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, AcquisitionCo (in such capacity, the “Process Agent”), to accept and acknowledge for and on behalf of such party service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York State or Federal court sitting in the State of New York. Parent covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designations and appointments in full force and effect and to cause the Process Agent to continue to act in such capacity. Parent consents to process being served in any suit, action or proceeding of the nature referred to herein by serving a copy thereof upon the Process Agent. Parent agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party. Nothing in this paragraph shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that any party hereto may have to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. To the extent that Parent has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid or execution, or otherwise) with respect to itself or its property, Parent hereby irrevocably waives such immunity in respect of its obligations hereunder the to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

12

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors, the Investors (including any potential co-investors) and to your and their respective affiliates, officers, directors, controlling persons, equity holders (including any limited partners), employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld, conditioned or delayed), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Target and its officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (x) in any proxy or other public or regulatory filing relating to the Transactions, and (y) in the Confidential Information Memorandum in a manner to be mutually agreed upon, (iii) you may disclose this Commitment Letter and the contents hereof to potential lenders and other debt holders (including any prospective Additional Committing Lender), and potential equity investors (including potential preferred equity investors) and their respective affiliates, officers, directors, controlling persons, equity holders (including any limited partners), employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other regulatory or public filing, and in the Confidential Information Memorandum, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to the Target and its officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and (vi) you may disclose the Fee Letter and the contents thereof to any prospective Additional Committing Lender or prospective equity investor (including potential preferred equity investors) and their respective officers, directors, equity holders, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facilities Documentation for the Facilities shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

13

For the avoidance of doubt, nothing herein prohibits any party hereto and its respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority.

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release; provided that no such prior review and approval shall be required if such reference is limited to customarily identifying us or any of our applicable affiliates as a financing source for the Transactions or if such reference is substantially the same as any press release or other public disclosure that has previously been approved by us.

The Committed Lenders and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (c) to the extent that such information is or becomes publicly available other than by reason of disclosure by any of the Committed Lenders or any of their affiliates or any of the Committed Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, any Sponsor, any Investor, the Target or any of your or their respective subsidiaries (including those obligations set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates (other than Excluded Affiliates (as defined below)) from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, any Sponsor, any Investor, the Target or any of your or their respective subsidiaries, (e) to the extent that such information was already in such Committed Lender’s or its affiliates’ (other than Excluded Affiliates) possession on a non-confidential basis without a duty of confidentiality owing to you, any Sponsor, any Investor, the Target or any of your or their respective affiliates being violated, or is independently developed by such Committed Lender or its affiliates (other than Excluded Affiliates), (f) to such Committed Lender’s affiliates (other than Excluded Affiliates) and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, advisors and other representatives (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (provided, that such Committed Lender shall be responsible for its Representatives, its affiliates and its affiliates’ Representatives), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under any Facility (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), which may be in accordance with customary market standards with a “click through” requirement, (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to rating agencies in connection with obtaining ratings for the Borrower and the Term Loan B Facility, (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter, (k) unless such person has been notified to hold such information in confidence from the other parties hereto, to any other party hereto or (l) to the extent you consent to such proposed disclosure; provided, however, that, no such disclosure shall be made by the Committed Lenders to (i) any of their affiliates that is engaged as a principal primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (a “Private Equity Affiliate”) or (ii) any of their affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the applicable Committed Lender’s internal policies and procedures to act in a supervisory capacity and the applicable Committed Lender’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”). Each Committed Lender shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or its affiliates’ Representatives to whom such Committed Lender has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding of the applicable Facility thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

14

The syndication, “market flex”, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, limitation of liability, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter, syndication of the Facilities and provision of information, shall automatically terminate and be superseded by the Facilities Documentation governing such Facility upon the initial funding thereunder and the payment of all amounts owing in respect of such Facility at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub.L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify the Borrower and such Guarantor in accordance with the PATRIOT Act and the CDD Rule. This notice is given in accordance with the requirements of the PATRIOT Act and the CDD Rule and is effective as to the Committed Lenders and each Lender.

To the extent any California personal information subject to the California Privacy Rights Act of 2020 (“CPRA”) and its implementing regulations is disclosed by you to Citi and is covered by the CPRA and its implementing regulations, Citi agrees to process such personal information only for the limited and specified business purposes of facilitating the execution of the Transactions or as otherwise provided by, and in compliance with, the CPRA.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Administrative Agent, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on December 28, 2025. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that the Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the date the Acquisition Agreement is validly terminated by you or otherwise validly terminated, in each case, in accordance with its terms prior to the consummation of the Transactions, (ii) the 5th business day after the Termination Date (as defined in the Acquisition Agreement) (the “Expiration Date”), unless each of the Committed Lenders shall, in their discretion, agree to an extension and (iii) the consummation of the Transactions with or without the funding of the Facilities. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Facilities (or a portion thereof (x) (except as set forth in clause (y) below) pro rata among the Committed Lenders under any given Facility or (y) on a non-pro rata basis (i) with respect to the Term Cash Flow Facility or (ii) if any Committed Lender at any time would qualify as a Defaulting Lender (as defined in the Precedent Facility (as defined in the Term Sheet)) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

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15

The Committed Lenders are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

[signature pages follow]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew D. Griffith
Name: Matthew D. Griffith
Title: Managing Director, JPMorgan

[Signature Page to Project Jupiter Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Managing Director

[Signature Page to Project Jupiter Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

[Signature Page to Project Jupiter Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ EJ Hess
Name: EJ Hess
Title: Managing Director

[Signature Page to Project Jupiter Commitment Letter]

MUFG BANK, LTD.

By:	/s/ J.P. Chaput
Name: J.P. Chaput
Title: Director

[Signature Page to Project Jupiter Commitment Letter]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Matthew Burke
Name: Matthew Burke
Title: Managing Director

[Signature Page to Project Jupiter Commitment Letter]

Accepted and agreed to as of
the date first above written:

JUPITER BORROWER, INC.

By:	/s/ Peter W. May
Name: Peter W. May
Title: Authorized Signatory

JUPITER COMPANY LIMITED

By:	/s/ Peter W. May
Name: Peter W. May
Title: Authorized Signatory

[Signature Page to Project Jupiter Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Jupiter
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

Jupiter Topco LLC, a Jersey limited liability company (“TopCo”), Jupiter Company Limited, a private limited company organized under the laws of Jersey (“Parent”), Jupiter Merger Sub Limited, a private limited company organized under the laws of Jersey (“Merger Sub”) and Jupiter Borrower, Inc., a Delaware corporation (“AcquisitionCo”) were formed at the direction of Trian Fund Management, L.P., a Delaware limited partnership (“Trian”) and General Catalyst Group Management, LLC, a Delaware limited liability company (“General Catalyst” and, collectively with Trian and their respective funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof and under common control therewith, the “Sponsors”).

In connection with the foregoing, it is intended that:

a)	The Sponsors and certain other investors (including certain Rollover Investors and the Preferred Equity Investor (each as defined below)) arranged by and/or designated by the Sponsors (collectively, the “Investors”) will, directly or indirectly (including through one or more holding companies), make cash equity contributions (including from the Preferred Equity Investment (as defined below)) to Parent (the “Equity Contribution”) in an aggregate amount equal to, when combined with the fair market value of any capital stock or other equity interests of any Rollover Investors rolled over or reinvested in connection with the Transactions (as defined below), at least 35.0% of the pro forma capitalization of Parent and its subsidiaries (to be defined as the sum of (I) 100% of the aggregate principal amount of (x) the Term Loan B Facility actually funded on the Closing Date, (y) to the extent an Existing Senior Notes E&R Election is made, the Existing Senior Notes outstanding on the Closing Date (subject to adjustment as provided below) and (z) the Term Cash Flow Facility actually funded on the Closing Date, plus (II) the total amount of equity (including any equity retained, rolled over or otherwise invested as provided above) of Parent and its subsidiaries) as of the Closing Date after giving effect to the Transactions (for purposes of this determination, (1) debt shall be less the amount of cash on the balance sheet of the Target and its subsidiaries after giving effect to the Transactions and (2) excluding for purposes of this determination increased levels of debt (x) from any borrowing under the Revolving Facility on or after the Closing Date not utilized to finance Transaction Costs (as defined below) (including any borrowing used to finance working capital purposes (including any refinancing of indebtedness incurred for working capital purposes), (y) as a result of cash collateralizing, backstopping, replacing or providing credit support for any existing letters of credit, bank guarantees or local capital lines of the Company and its subsidiaries) and (z) as a result of all original issue discount and/or upfront fees in respect of the Facilities (including any Additional Flex Increase) other than the Upfront Fee payable under, and as defined in, the Fee Letter), which amount, together with proceeds from the Facilities, shall be used inter alia to consummate the Acquisition, to fund the Refinancing (as defined below), to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with the Acquisition Consideration (as defined below) and the Refinancing, the “Transaction Costs”) and for any other purpose not prohibited under the Facilities; provided, that, immediately after the consummation of the Transactions on the Closing Date, the Sponsors will, directly or indirectly, control a majority of the economics and voting interests in the Borrower.

b)	Pursuant to an Agreement and Plan of Merger, dated as of the date hereof (with such modifications, amendments, consents or waivers made in accordance with paragraph 1 of Exhibit C to the Commitment Letter and together with all exhibits and schedules thereto, the “Acquisition Agreement”), by and among Parent, Merger Sub and Janus Henderson Group plc (the “Company”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the “Surviving Entity”), whereby TopCo, indirectly through Parent, will acquire the ordinary shares of the Company from the holders thereof (the “Sellers”), including those certain Sellers (including certain affiliates of Trian) who may be given the opportunity to retain, rollover or reinvest capital stock of the Company into capital stock or other interests in TopCo or a beneficial owner thereof (the “Rollover Investors”). Other than the Sellers who are also Rollover Investors, the Sellers will receive cash (the “Acquisition Consideration”) in exchange for their capital stock in the Company. Immediately after giving effect to the Merger and the other Transactions, the Company will be a direct wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of TopCo, which will be owned, directly or indirectly, by the Sponsors and the Rollover Investors. If the Acquisition is effected by Scheme of Arrangement (as defined in the Acquisition Agreement), all references to the “Merger” shall be deemed references to such Scheme of Arrangement.

c)	The Borrower will obtain or cause to be obtained the Facilities, consisting of (1) up to $2,600.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Additional Flex Increase) (less, if an Existing Senior Notes E&R Election is made, the aggregate principal amount of any Existing Senior Notes that are outstanding as of the Closing Date and subject thereto) under the Term Loan B Facility, (2) up to $800.0 million under the Term Cash Flow Facility and (3) up to $500.0 million under the Revolving Facility, in each case, on the closing date of the Acquisition.

d)	All amounts outstanding on the Closing Date (other than contingent obligations and letters of credit that are cash collateralized, backstopped or “grandfathered” as having been issued under the Revolving Facility) under that certain (i) Facility Agreement, dated as of June 30, 2023, by and among the Company, Janus Henderson US (Holdings) Inc., a Delaware corporation (“JHG U.S. Topco”), Bank of America Europe Designated Activity Company, an Irish designated activity company, as coordinator, bookrunner and mandated lead arranger and as facility agent, Citibank, N.A., as bookrunner and mandated lead arranger, BNP Paribas, London Branch, NatWest Markets plc, State Street Bank and Trust Company and Wells Fargo Bank, National Association, as mandated lead arrangers, the financial institutions listed on Schedule 1 thereto and the other lenders party thereto from time to time (as may be amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) and (ii) unless an Existing Senior Notes E&R Election is made as set forth in paragraph (e) below, the Senior Indenture, dated as of September 10, 2024, by and among JHG U.S. Topco, the Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., a New York banking corporation, as trustee (as may be amended, restated, supplemented or otherwise modified from time to time, the “Existing Senior Notes Indenture”; together with the Existing Credit Agreement, the “Existing Debt Agreements”) (including, in the case of the Existing Senior Notes (as defined below), all amounts due pursuant to any Change of Control Offer (as defined in the Existing Senior Notes Indenture) and/or any premium or make-whole due in connection with any redemption other than pursuant to any Change of Control Offer, in each case, required under the Existing Senior Notes Indenture, including 101% of the aggregate principal amount of the 2034 Senior Notes validly tendered in such Change of Control Offer (the “Existing Senior Notes”), plus accrued and unpaid interest in respect thereof), will be repaid, redeemed, defeased, terminated or otherwise discharged (or notice for the repayment, redemption, defeasance, termination or discharge thereof will be given) (collectively, the “Refinancing”). In connection with the Acquisition, AcquisitionCo may directly or indirectly distribute, contribute or lend funds to the borrowers or issuers under such facilities or indebtedness in order to consummate the Refinancing, which loans may be forgiven, contributed or distributed at the Borrower’s discretion.

e)	On the Closing Date, so long as any of the Existing Senior Notes are outstanding on such date, AcquisitionCo may, in its sole discretion, elect to (i) cause all or any portion of the Existing Senior Notes to be included in the Refinancing as set forth in clause (ii) of paragraph (d) above and/or (ii) cause all or the remaining portion of Existing Senior Notes to become secured equally and ratably (to the extent required by the Existing Senior Notes Indenture) with the Term Loan B Facility (the election in this clause (ii), the “Existing Senior Notes E&R Election”); provided that, AcquisitionCo will notify the Lead Arrangers no later than one day prior to the commencement of the Marketing Period (as defined in Exhibit C hereto) if it is electing to make the Existing Senior Notes E&R Election.

f)	Pursuant to an intercompany loan (the “Intercompany Facility”), AcquisitionCo will on-lend to Parent an amount equal to (i) the net proceeds of the Facilities less (ii) the amount of payments to be made by JHG U.S. Topco pursuant to the Refinancing (the “Debt Proceeds Contribution Amount”). Parent will then contribute the Debt Proceeds Contribution Amount to Merger Sub, and following the Merger, the Debt Proceeds Contribution Amount shall be used, together with, inter alia, proceeds of the Equity Contribution (including the Preferred Equity Issuance (as defined below)) to consummate the acquisition of the Company’s equity interests from the Sellers. Following the funding of the Intercompany Facility and substantially concurrently with the consummation of the Merger, AcquisitionCo will merge with and into JHG U.S. Topco (the “Debt Merger”), with JHG U.S. Topco surviving the Debt Merger as a wholly-owned subsidiary of the Surviving Entity.

g)	On the Closing Date, TopCo will issue newly issued preference shares with an initial stated value of $1,000 per share and in an aggregate initial stated value of $1,000,000,000, as may be adjusted in accordance with the Preferred Equity Commitment Letter, dated as of the date hereof (the “Preferred Equity Issuance”), by and between the Parent and Massachusetts Mutual Life Insurance Company (the “Preferred Equity Investor”).

h)	The proceeds of the Equity Contribution (including the Preferred Equity Issuance), the Facilities and/or (if applicable) a portion of the cash on hand at the Company and its subsidiaries on the Closing Date will be used to pay (i) the Acquisition Consideration, (ii) the Refinancing and (iii) the Transaction Costs.

The transactions described above are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	EXHIBIT B

Project Jupiter
Facilities
Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	Initially, AcquisitionCo (the “Borrower”) and, following the Acquisition, JHG U.S. Topco. The Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned U.S. subsidiaries as co-borrowers, on a joint and several basis.

Holdings:	Janus Henderson Group Limited, a private limited company organized under the laws of Jersey (“Holdings”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:	JPMorgan Chase Bank, N.A. (or an affiliate, designee or sub-agent designated by it) will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”) in respect of the Facilities for a syndicate of financial institutions reasonably acceptable to the Borrower (together with the Committed Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger:	JPMorgan (which may perform such functions as Lead Arranger through its affiliate, J.P. Morgan Securities LLC), Citi, BofA Securities, Jefferies, MUFG and SMBC will act as joint lead arrangers and joint bookrunners for the Facilities (in such capacity, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

Facilities:	(A) A senior secured term loan facility in an aggregate principal amount of up to $2,600.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Additional Flex Increase) (less, if an Existing Senior Notes E&R Election is made, the aggregate principal amount of any Existing Senior Notes that are outstanding as of the Closing Date and subject thereto) (the “Term Loan B Facility”; the loans thereunder, the “Term B Loans”).

(B) A senior secured 270-day cash flow term loan facility in an aggregate principal amount of up to $800.0 million (the “Term Cash Flow Facility” and, together with the Term Loan B Facility, the “Term Loan Facilities”; the loans under the Term Cash Flow Facility, the “Term Cash Flow Loans” and, together with the Term B Loans, the “Term Loans”).

(C) A senior secured cash flow-based revolving credit facility in an aggregate principal amount of up to $500.0 million (the “Revolving Facility” and, together with the Term Loan Facilities, the “Facilities”). Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders”; the commitments thereunder are collectively referred to as the “Revolving Commitments”; and the loans thereunder are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

The Revolving Facility shall be available to the Borrower and shall be available to be drawn in U.S. dollars, Canadian dollars, Euros, Pound Sterling, Japanese Yen, Swiss Francs and other currencies as may be mutually agreed by the Borrower and the Revolving Lenders.

Swingline Loans:	In connection with the Revolving Facility, JPMorgan (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility of up to $100.0 million under which the Borrower may make short-term borrowings (on same-day notice) of up to an amount to be agreed, and on terms and conditions the same as those set forth in the Precedent Facility.

Incremental Facilities:	The Facilities will permit the Borrower to add additional term loans under the Term Loan B Facility or one or more incremental term loan facilities, which, for the avoidance of doubt, may take the form of delayed draw term loans, to be included in the Facilities (each, an “Incremental Term Facility”; the loans thereunder, the “Incremental Term Loans”) and/or add additional revolving credit facility commitments or letter of credit facility commitments under the Revolving Facility or one or more revolving credit facility commitments or letter of credit facility commitments to be included in the Facilities (each, an “Incremental Revolving Facility”; together with any Incremental Term Facility, the “Incremental Facilities”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (a) an unlimited amount if (i) in the case of Incremental Facilities secured on a pari passu basis with the Facilities, either (x) after giving effect to the incurrence of such amount, the Total First Lien Leverage Ratio (as defined below) is equal to or less than 4.00:1.00 or (y) the pro forma Total First Lien Leverage Ratio after giving effect to such incurrence does not exceed the Total First Lien Leverage Ratio in effect prior to such transactions, (ii) in the case of Incremental Facilities secured on a junior basis to the Facilities, either (x) after giving effect to the incurrence of such amount, the Total Secured Leverage Ratio (to be defined on a basis consistent with the standard set forth under the heading “Documentation” below, the “Consolidated Secured Leverage Ratio”) is equal to or less than 4.50:1.00, (y) the pro forma Total Secured Leverage Ratio after giving effect to such incurrence does not exceed the Total Secured Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio (to be defined on a basis consistent with the standard set forth under the heading “Documentation” below, the “Consolidated Coverage Ratio”) is greater than or equal to 1.75:1.00 or (2) the pro forma Consolidated Coverage Ratio after giving effect to such incurrence is not less than the Consolidated Coverage Ratio in effect prior to such transactions or (iii) in the case of Incremental Facilities that are secured by assets that are not Collateral or are unsecured, either (x) after giving effect to the incurrence of such amount, the Consolidated Total Leverage Ratio (to be defined on a basis consistent with the standard set forth under the heading “Documentation” below, the “Consolidated Total Leverage Ratio”) is equal to or less than 5.00:1.00, (y) the pro forma Consolidated Total Leverage Ratio after giving effect to such incurrence does not exceed the Consolidated Total Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio is greater than or equal to 1.75:1.00 or (2) the pro forma Consolidated Coverage Ratio after giving effect to such incurrence is not less than the Consolidated Coverage Ratio in effect prior to such transactions (in each case in this clause (a), calculated as if any Incremental Revolving Facility being initially provided on any date of determination were fully drawn on such date, but excluding amounts incurred substantially concurrently in accordance with the following clause (b)) (the amount available under this clause (a), the “Ratio Incremental Facility”) and (b) the sum of (i) the greater of (x) $801.0 million and (y) an amount equal to pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of Holdings are available, (ii) the General Debt Basket (as defined below), (iii) the General Liens Basket (as defined below) and (iv) an amount equal to the available capacity under the basket to be derived from Subsection 8.2(b)(vi) in the Precedent Facility (the amount available under this clause (b), the “Cash Capped Incremental Facility”); provided that (x) at the Borrower’s option, capacity under the Ratio Incremental Facility shall be deemed to be used before capacity under the Cash Capped Incremental Facility and (y) loans may be incurred under the Ratio Incremental Facility, the Cash Capped Incremental Facility, the Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a leverage ratio-based incurrence test, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by first calculating the amount available to be incurred under the Ratio Incremental Facility by disregarding any substantially concurrent utilization of the Cash Capped Incremental Facility, the Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a leverage ratio-based incurrence test (provided that any portion of any Incremental Facility incurred under the Cash Capped Incremental Facility may be reclassified, as the Borrower may elect from time to time, as having been incurred under the Ratio Incremental Facility if Holdings meets the ratio under the Ratio Incremental Facility at such time on a pro forma basis); provided further that (i) no existing Lender will be required to participate in any such Incremental Facility, (ii) no payment or bankruptcy event of default exists, or would exist after giving effect thereto, (iii) the termination date of any Incremental Revolving Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to the termination date of, the Revolving Facility, (iv) the final maturity date and the weighted average life to maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the Term Loan B Facility (subject to exceptions for customary bridge financings, escrow or similar arrangements and “AHYDO saver” payments); provided, that in the case of the foregoing clauses (iii) and (iv), (1) up to the greater of (x) $2,002.5 million and (y) an amount equal to 250% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of Holdings are available in the aggregate and (2) any indebtedness incurred in connection with an acquisition or other investment not prohibited under the Facilities Documentation (as defined under the heading “Documentation” below), in either case of Incremental Revolving Facilities, Incremental Term Loans, Specified Refinancing Term Loans (as defined in the Precedent Facility, “Refinancing Term Facilities”), Incremental Equivalent Debt (as defined below) and Permitted Debt Exchange Notes (as defined in the Precedent Facility) may have a maturity date and weighted average life to maturity that is earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the Term Loan B Facility (such indebtedness, “Earlier Maturity Debt”), (v) the interest rates applicable to any Incremental Facilities, and (subject to clause (iv) above) the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that with respect to any broadly syndicated Incremental Term Facility in an aggregate principal amount in excess of the greater of (x) $1,602.0 million and (y) an amount equal to 200% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of Holdings are available (the “MFN Threshold Amount”) incurred pursuant to clause (a)(i) of the Ratio Incremental Facility (and not by virtue of reclassifications) in the form of floating rate term loans denominated in U.S. dollars that is secured on a pari passu basis by the Collateral (as defined under the heading “Security” below) securing the Facilities (x) that is made on or prior to the date that is 6 months after the Closing Date, (y) with a maturity date of or earlier than the Term Loan B Maturity Date (as defined under the heading “Final Maturity and Amortization” below) and (z) is not incurred in connection with an acquisition or other investment not prohibited under the Facilities Documentation or a dividend recapitalization, if the applicable interest rate relating to the Incremental Term Facility exceeds the applicable interest rate relating to the existing Term Loan B Facility by more than 100 basis points, the applicable interest rate relating to the existing Term Loan B Facility (the “Existing Interest Rate”) shall be increased to the extent necessary so that the Existing Interest Rate is equal to the applicable interest rate relating to such Incremental Term Facility minus 100 basis points (the “Adjusted Interest Rate”, and the number of basis points by which the Existing Interest Rate is increased, the “Increased Amount”); provided further that such applicable interest rates shall be determined in the manner set forth in the Precedent Facility, (vi) in the case of any new Lender under an Incremental Revolving Facility that would have commitments under the Revolving Facility, such new Lender shall be subject to the consent of the parties whose consent would be required in connection with an assignment of Revolving Commitments or Revolving Loans under the heading “Assignments and Participations” below (such consent not to be unreasonably withheld, conditioned or delayed), (vii) the Incremental Facilities shall have limitations on the scope of the guarantees and collateral consistent with the Precedent Facility and (viii) any Incremental Facility shall be on terms and pursuant to documentation reasonably satisfactory to the Borrower.

The Facilities Documentation will include “limited condition transaction” provisions consistent with the Precedent Facility, including the flexibility to test the “limited condition transaction” on the date on which a letter of intent has been entered into.

As used herein, the “Total First Lien Leverage Ratio” means the ratio of total first lien secured net debt for borrowed money that is secured by first priority liens on the Collateral (as defined under the heading “Security” below) (calculated (x) net of unrestricted cash and cash equivalents (it being understood that unrestricted cash and cash equivalents shall be measured as of the most recent fiscal quarter of Holdings for which consolidated financial statements are available), if applicable, borrowed at the time of determination and (y) excluding (i) any debt secured by a junior lien on the Collateral or that is contractually subordinated in right of payment to the Term Loans, (ii) [reserved], (iii) any unreimbursed outstanding drawn amounts under funded letters of credit (provided that such amounts shall not be counted as debt until five business days after such amounts were drawn), (iv) obligations under or in respect of any Special Purpose Financing (as defined in the Precedent Facility), (v) indebtedness or other obligations arising from any cash management or related services and (vi) financing leases and any other lease obligations (the foregoing clauses (x) and (y), collectively, the “Debt Adjustments”) to trailing four-quarter EBITDA (to be defined as set forth under the heading “Documentation” below (which shall not be subject to any caps and no required timelines for realization except as set forth below or in the Precedent Facility) and in any event shall include, without duplication, (t) addbacks for expenses, costs, fees, charges, losses, compensation, bonuses, equity or similar programs to reduce commissions, loan forgiveness, restrictive covenant release settlements and other like items related to hiring and ramping up new producers, (u) adjustments (which, for the avoidance of doubt, will not be subject to any caps) for pro forma “run rate” cost savings, operating expense reductions, revenue or operating enhancements and synergies (including revenue synergies, including those related to new contract, business and customer wins, the modification or renegotiation of contracts and other arrangements and pricing adjustments and increases) relating to (A) the Transactions or (B) operational changes or other initiatives that are projected by the Borrower in good faith to result from actions that have been taken, committed to be taken or planned to be taken, in each case, within 24 months after the end of the relevant period (including any of the foregoing consummated prior to the Closing Date), respectively, net of the amount of the actual benefits realized during such period from such actions, (v) addbacks for any newly hired producer onboarded within 36 months of the Closing Date or the consummation of such hiring or onboarding, the “run rate” EBITDA attributable to in-force business, the “run rate” EBITDA attributable to business generated by such producer and, without duplication of the foregoing, the “run rate” EBITDA that is projected in good faith to be generated with respect to such producer within 36 months of being hired (minus net income generated by such producer plus any contractual non-commission compensation of such producer), (w) addbacks for estimated contingent commissions (including profit interests), in an amount that is reasonably identifiable and determined in good faith, that would have been earned in such period from contingent commissions related to an acquired entity that did not otherwise have in place a contingent commission contract or comparable arrangement, (x) an addback for any one-time fees, costs or expenses associated with artificial intelligence development, implementation and transformation, (y) an addback for increases and adjustments (A) projected by the Borrower in good faith to result from the entry into binding and effective new customer or third-party contracts (or binding and effective amendments thereto) (even if such contracts have not yet been billed or if performance under such contracts has not yet commenced) during such period (or, without duplication of clause (y)(B) below, binding and effective amendments to existing contracts effected during such period, including increases to scope of such contracts) (but limited to, in the case of any multi-year contract, only the annual “run-rate” amount of such contract) or (B) from increased pricing or increased or expanded volume achieved under existing binding contracts effected (and under which such increased revenue starts to be generated thereunder) during such period, in each case under this clause (y)(B), calculated on a pro forma basis as though such increase had been realized on the first day of such period and net of the amount of actual benefits realized from such contracts, amendments or actions during such period (the clause (y), the “New Contracts Add-Back”) and (z) additions (including pro forma adjustments) of the type reflected in any of (i) the Sponsors’ financial model, dated as of December 1, 2025 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Lead Left Arranger), (ii) the Quality of Earnings report of KPMG LLP, dated as of December 12, 2025 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Lead Left Arranger), (iii) the Confidential Information Memorandum and (iv) any other quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing as determined by the Borrower in good faith, which determination shall be conclusive (it being understood that any “Big Four” accounting firms are of nationally recognized standing) or any other accounting firm reasonably acceptable to the Administrative Agent (or any accounting, appraisal, or investment banking, firm or consultant in each case of nationally recognized standing that is, in the good faith determination of the Borrower (which determination shall be conclusive) qualified to perform the task for which it has been engaged) and delivered to the Administrative Agent (without regard to time or amounts), “EBITDA”).

The Facilities will permit the Borrower to utilize availability under the Incremental Facilities amount to issue first lien or junior lien secured notes or loans (subject to (A) intercreditor terms to be set forth in an exhibit to the definitive documentation for the Facilities which will be consistent with, substantially similar to and no less favorable to the Sponsors, Holdings and its subsidiaries than the forms of intercreditor agreement attached as Exhibit J-1 and Exhibit J-2, as applicable, to the Precedent Facility (except that the “no new liens” provision shall be modified so that it does not apply to any guarantees) and/or (B) other intercreditor terms to be agreed (such terms referred to in clauses (A) and (B), the “Intercreditor Terms”)) or unsecured notes or loans, with the amount of such secured or unsecured notes or loans incurred and outstanding pursuant to the Cash Capped Incremental Facility reducing the aggregate principal amount available for the Incremental Facilities pursuant to the Cash Capped Incremental Facility (“Incremental Equivalent Debt”); provided that, such secured or unsecured notes or loans (i) (x) other than with respect to any revolving credit facility, do not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the Term Loan B Facility (subject to exceptions for Earlier Maturity Debt, customary bridge financings, escrow or similar arrangements and “AHYDO saver” payments) or (y) in the case of any revolving credit facility, do not mature prior to the maturity date of the Revolving Facility, (ii) shall not (subject to exceptions for escrow or similar arrangements consistent with those in the Precedent Facility) be secured by any lien on any asset of the Borrower or any Guarantor (as defined under the heading “Guarantees” below) that does not also secure the Facilities, or be guaranteed by any person other than the Guarantors and (iii) in the case of any such secured notes or loans, shall be subject to an intercreditor agreement consistent with the Intercreditor Terms above.

Refinancing Facilities:	The Facilities Documentation will include “refinancing facilities” provisions consistent with the Precedent Facility, including refinancing facilities with respect to Incremental Equivalent Debt and (to the extent not prohibited under the Facilities Documentation) Pari Passu Indebtedness (as defined in the Precedent Facility).

Purpose:	(A) The proceeds of borrowings under Term Loan Facilities will be used by the Borrower and Merger Sub (as applicable), on or after the Closing Date, together with the proceeds of borrowings of the Revolving Loans and the proceeds of the Equity Contribution (including the Preferred Equity Issuance), together with (if applicable) cash on hand, to finance the Transactions (including to pay Transaction Costs) and for working capital and other general corporate purposes.

(B) The Revolving Loans may be incurred and Letters of Credit (as defined under the heading “Letters of Credit” below) may be issued on or after the Closing Date (subject, in the case of Revolving Loans on the Closing Date, to the limitation set forth under the heading “Availability” below) and the proceeds thereof may be used to finance the Transactions (including to pay Transaction Costs) and for working capital and other general corporate purposes.

Availability:	(A) The Term Loan Facilities will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed except as set forth under the heading “Incremental Facilities”.

(B) Up to $350.0 million of Revolving Loans (exclusive of letter of credit usage) may be made available on the Closing Date to fund Transaction Costs, fees and expenses in connection with the Transactions, finance capital expenditures and for other general corporate purposes, plus such additional amounts as are necessary (i) to fund upfront fees or “flex” OID under the Facilities, (ii) for ordinary course working capital and other general corporate purposes (including to refinance any indebtedness incurred for working capital purposes), (iii) to fund any purchase price adjustments in accordance with the terms of the Acquisition Agreement. Additionally, Revolving Loans may be made available on the Closing Date for any other purpose up to the amount of cash and cash equivalents held by foreign subsidiaries of the Target and for which the repatriation of such funds may (i) result in material adverse tax consequences to TopCo or one of its subsidiaries (as determined by the Borrower in good faith) or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under any facilities no longer available to the Target or its subsidiaries as of the Closing Date. Otherwise, Revolving Loans and Letters of Credit under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility (including, subject to the limitation described in this paragraph, on the Closing Date), in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth in Annex I to this Term Sheet.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, with respect to overdue interest, the applicable interest rate for the principal of the related loan plus 2.00% per annum, and with respect to any other overdue amount, the interest rate applicable to ABR loans plus 2.00% per annum.

Letters of Credit:	A portion of the Revolving Facility (in an amount to be agreed, but not less than $100.0 million in the aggregate) will be available to the Borrower for the purpose of issuing letters of credit (the “Letters of Credit”) on terms and conditions the same as those set forth in the Precedent Facility provided that Jefferies shall not be required to issue any letter of credit that is not a U.S. dollar-denominated standby letter of credit unless otherwise agreed to by Jefferies in writing.

Final Maturity and Amortization:

(A)  The Term Loan B Facility will mature on the date that is seven years after the Closing Date (the “Term Loan B Maturity Date”) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan B Facility, commencing with the third full fiscal quarter following the Closing Date, with the balance payable on the Term Loan B Maturity Date; provided that the Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Term B Loans upon the request of the Borrower and without the consent of any other Lender (as further set forth in the Precedent Facility).

(C)  The Term Cash Flow Facility will mature on the date that is 270 days after the Closing Date (the “Term Cash Flow Maturity Date”) and will have no amortization, with the balance payable on the Term Cash Flow Maturity Date.

(C) The Revolving Facility will mature, and the Revolving Commitments will terminate, on the date that is five years after the Closing Date (“Revolving Facility Maturity Date”); provided that the Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender (and as further described under the heading “Voting” below).

Guarantees:	All obligations of (i) the Borrower under the Facilities (the “Borrower Obligations”) and (ii) at the Borrower’s option, the Borrower or any Guarantor under interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) or cash management arrangements designated by the Borrower, including any entered into with any Lender or any affiliate of a Lender (the “Hedging/Cash Management Arrangements”), will be guaranteed by Parent (provided that the guarantee by Parent shall be non-recourse and limited to the equity of Holdings), Holdings and (A) each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than any such Excluded Subsidiary (as defined in the Precedent Facility) and (B) subject to customary guarantee limitations and security principles to be agreed (the “Security Principles”), each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of Holdings that is registered under the laws of Jersey or England and Wales (collectively, the “Subsidiary Guarantors”; and together with Parent and Holdings, the “Guarantors”; and together with the Borrower, the “Loan Parties”; and each a “Loan Party”; and such guarantees, the “Guarantees”) on terms and conditions (and subject to exceptions, limitations and materiality thresholds) that are the same as those set forth in the Precedent Facility. No Jersey Loan Party (as defined below) other than Holdings and no U.K. Loan Party (as defined below) shall be obligated to provide any Guarantee until the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion). As used herein: “U.S. Loan Party” means each Loan Party organized under the laws of the United States, any state thereof or the District of Columbia, “Jersey Loan Party” means each Loan Party organized under the laws of Jersey and “U.K. Loan Party” means each Loan Party organized under the laws of England and Wales.

Unrestricted Subsidiaries:	Subject to the restricted payments covenant in the Facilities Documentation, the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Facilities Documentation (including to the extent of distributions received therefrom or as otherwise permitted to be counted as increasing consolidated net income under the Precedent Facility).

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provision, the Borrower Obligations and the Guarantees (and, at the Borrower’s option, Hedging/Cash Management Arrangements) will be secured by a security interest in substantially all the present and after-acquired tangible and intangible assets of each U.S. Loan Party, and in the capital stock of the Borrower (collectively, but excluding Excluded Assets (as defined below), the “U.S. Collateral”), which security interest in the U.S. Collateral will be first in priority, and subject to liens permitted to exist under the Facilities Documentation and shall include (except as to U.S. Excluded Assets) but not be limited to (a) a perfected pledge of all the capital stock of each direct, wholly owned material restricted subsidiary held by such U.S. Loan Party (which pledge, in the case of any first-tier non-U.S. subsidiary of a U.S entity, shall be limited to 65% of each series of capital stock of such non-U.S. subsidiary and it being understood that a U.S. subsidiary, substantially all of whose assets consist of shares, equity interests, capital stock and/or indebtedness of one or more non-U.S. subsidiaries, intellectual property relating to such non-U.S. subsidiaries and any other assets incidental thereto, will be deemed to be a non-U.S. subsidiary for purposes of this provision) and of the capital stock of the Borrower and (b) perfected security interests in, and mortgages on, equipment, general intangibles, investment property, intellectual property, intercompany notes and proceeds of the foregoing.

For the avoidance of doubt, Collateral owned by the Borrower shall secure the Borrower’s obligations, and Collateral owned by any Guarantor shall secure such Guarantor’s obligations.

If an Existing Senior Notes E&R Election is made and the Existing Senior Notes or any portion thereof are outstanding on the Closing Date, the priority of security interests and relative rights of the Lenders under the Facilities and the holders in respect of the Existing Senior Notes shall be subject to intercreditor arrangements to be set forth in an intercreditor agreement substantially in the form of an exhibit to the definitive credit agreement for the Facilities (the “Intercreditor Agreement”). The terms of the Intercreditor Agreement will be consistent with, substantially similar to and no less favorable to the Sponsors, Holdings and its subsidiaries than the Intercreditor Agreement, attached as Exhibit J-1 to the Precedent Facility, taking into account differences relating to the express terms of this Term Sheet. Without limiting the foregoing, the Facilities Documentation and the Intercreditor Agreement will allow additional debt that is permitted under the Facilities Documentation to be incurred and secured, and to share ratably in the collateral securing the Facilities on (at the Borrower’s option) a first priority or junior priority basis with respect to the Collateral.

Notwithstanding anything to the contrary, the Collateral shall exclude the Excluded Assets (as defined in the Precedent Facility).

All of the above-described pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, consistent with, substantially similar to and no less favorable to the Sponsors, Holdings and its subsidiaries than Exhibit B to the Precedent Facility (the “Collateral Documentation”), and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary or other exceptions for financings of this kind consistent with the standard set forth under the heading “Documentation” below.

For the avoidance of doubt, with respect to the U.S. Loan Parties, (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (ii) to the extent not perfected by UCC filings in the jurisdiction of incorporation or organization, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding Excluded Assets).

Subject to the limitations set forth below in this section, the Security Principles and, on the Closing Date, the Funding Conditions Provision, the Borrower Obligations and the Guarantees (and, at the Borrower’s option, Hedging/Cash Management Arrangements) will be secured by (a) in the case of any U.K. Loan Party, (x) a first ranking English law share charge granted over the shares of each U.K. Loan Party by the holding company of such U.K. Loan Party and (y) security granted by each U.K. Loan Party pursuant to a first ranking English law debenture under which each such U.K. Loan Party will give (A) fixed security over shares owned by it in any other U.K. Loan Party and (B) floating charge security over substantially all of the assets and undertakings of such U.K. Loan Party (collectively, but excluding the U.K. Excluded Assets (as defined below) and subject to the limitations set forth below, the “U.K. Collateral”; together with the U.S. Collateral, the “Collateral”), which security interest in the U.K. Collateral will be first in priority, and subject to liens permitted to exist under the Facilities Documentation) and (b) in the case of any Jersey Loan Party, by security over its material assets in accordance with market practice for transactions of this nature, subject to the Security Principles; provided that no U.K. Loan Party shall be obligated to provide any security until the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion). Notwithstanding anything to the contrary in the Security Principles or herein, no notices or other perfection steps shall be required with respect to any assets constituting U.K. Collateral prior to the date on which an event of default has occurred and the applicable Facilities have been accelerated pursuant to the applicable Facilities Documentation except for (i) the registration of such U.K. Collateral with Companies House (as required pursuant to Section 859 to 860 of the Companies Act 2006) and (ii) the delivery of executed share certificates and executed but undated stock transfer forms.

Notwithstanding anything to the contrary, the U.K. Collateral shall exclude the following: (i) any assets of a U.K. Loan Party not located in England and Wales or the United States, any state thereof or the District of Columbia, including any assets constituting shares, capital stock or equity securities of any subsidiary of a U.K. Loan Party that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia or England and Wales, and (ii) any other assets which are “Excluded Assets” as defined in any U.K security documentation. The foregoing described in clauses (i) and (ii) immediately above are, collectively, the “U.K. Excluded Assets”. In addition, any assets of a U.K. Loan Party constituting intellectual property will be included as U.K. Collateral solely to the extent covered by the floating charge.

Mandatory Prepayments:	The Term Loans shall be prepaid with (a) commencing with the first full fiscal year of Holdings to occur after the Closing Date, an amount equal to (I) in the case of the Term B Loans, 0% of Excess Cash Flow (to be defined on a basis consistent with “Documentation” below) (the “ECF Prepayment Amount”), with an increase to (1) 25% if the Total First Lien Leverage Ratio shall exceed 3.50:1.00 and (2) 50% if the Total First Lien Leverage Ratio shall exceed 4.00:1.00; provided that (x) the calculation of Total First Lien Leverage Ratio shall give pro forma effect to any partial prepayment with the ECF Prepayment Amount, (y) no prepayment shall be required unless the ECF Prepayment Amount exceeds the greater of (i) $201.0 million and (ii) an amount equal to 25% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of Holdings are available, and in such case, the ECF Prepayment Amount shall be the amount in excess thereof, subject to deductions and exceptions consistent with the Precedent Facility and (II) in the case of the Term Cash Flow Loans, 100% of Excess Cash Flow; (b) 100% of the net cash proceeds received from the incurrence of indebtedness by Holdings or any of its restricted subsidiaries (other than the incurrence of indebtedness not prohibited under the Facilities, but including the proceeds of Refinancing Term Facilities); and (c) 100% (with reductions to 50% and 0% based upon achievement of a Total First Lien Leverage Ratio of 3.75:1.00 and 3.50:1.00, respectively, which shall only be calculated (x) on a pro forma basis and (y) at the Borrower’s option, at the time of such asset sale or other disposition, at the time of entry into a definitive agreement with respect thereto or at the time of application of the net cash proceeds therefrom (and any prospective prepayment may, at the Borrower’s option, be tested at any time during the applicable reinvestment period)) of the net cash proceeds of all asset sales of Collateral by Holdings or any of its restricted subsidiaries in reliance on the “minimum cash consideration basket” that requires 75% (or 50%) cash consideration (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of Holdings and its restricted subsidiaries to reinvest such proceeds (including working capital assets) if such proceeds are reinvested (or committed to be reinvested) within 24 months and, if so committed to reinvestment, reinvested within 6 months thereafter (provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale or other disposition to have been reinvested in accordance with the provisions hereof; provided, further, that such deemed expenditure shall have been made no earlier than the earliest of notice, execution of a definitive agreement for such asset sale or disposition and consummation of such asset sale or disposition) with such reinvestments (or deemed reinvestments) credited against asset sale proceeds prepayment obligations on a dollar-for-dollar basis (the “Asset Sale Proceeds Amount”); and other exceptions no less favorable to the Sponsors, Holdings and its subsidiaries than the standard set forth under the heading “Documentation” below; provided that the portion of such Asset Sale Proceeds Amount required by any Pari Passu Indebtedness to be applied or offered to prepay such Pari Passu Indebtedness on a pro rata basis with the Term Loans (and so long as the Term Loans are offered no less than a ratable share of such Asset Sale Proceeds Amount) shall be credited against asset sale proceeds prepayment obligations on a dollar-for-dollar basis. In the event that one or more of the step-downs in clause (c) of the preceding sentence are achieved, the retained net cash proceeds (including any de minimis amounts) from any such asset sale or disposition shall be deemed to be “Retained Asset Sale Proceeds”. Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a) and (c) above shall be limited to the extent that the Borrower determines in good faith that such prepayments would either (i) result in material adverse tax consequences to TopCo or one of its subsidiaries related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, in each case, from being repatriated.

If at any time the sum of the outstandings under the Revolving Facility (including Revolving Loans, Letters of Credit outstandings and swingline borrowings thereunder) exceeds the total Revolving Commitments, prepayments of Revolving Loans and/or swingline borrowings (and/or cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

The application of proceeds from mandatory prepayments of the Revolving Facility shall not reduce the aggregate amount of the total Revolving Commitments and amounts prepaid may be reborrowed.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility and prepayments of borrowings under the Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted EURIBOR and Adjusted Term CORRA borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facilities, any Incremental Term Facility, any Refinancing Term Facility and any Extended Term Loans (as defined in the Precedent Facility, “Extended Term Loans”) will be applied to the remaining amortization payments under the Term Loan B Facility, any Incremental Term Facility, any Refinancing Term Facility and any Extended Term Loans, as applicable, and may be applied to any of the Term Loan Facilities, any Incremental Term Facility, any Refinancing Term Facility and any Extended Term Loans, in any case, as directed by the Borrower.

Any Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of loans under the Term Loan B Facility, exchange such Lender’s portion of such loans to be prepaid for new indebtedness of the Borrower, in lieu of all or part of such Lender’s pro rata portion of such prepayment (and any such loans so exchanged shall be deemed repaid for all purposes), so long as (other than in connection with a refinancing in full of the Facilities) such indebtedness would not have a weighted average life to maturity earlier than the weighted average life to maturity of the Term B Loans being repaid.

If the Term B Loans are repaid with the proceeds of indebtedness incurred under a first lien secured bank financing or any Lender is replaced in connection with any amendment to the Term Loan B Facility, in each case, in connection with a Repricing Transaction (as defined in the Precedent Facility) prior to the date that is six months after the Closing Date, a 1.00% prepayment premium will apply on the amount so prepaid or replaced, which premium shall decrease ratably during such call premium period.

There will be no such prepayment premium payable in respect of the Term Loan B Facility if such prepayment or replacement is made with the proceeds of a “Term Loan A” financing, a qualified IPO, a change of control, a sale of all or substantially all assets, a Transformative Acquisition (as defined in the Precedent Facility), Transformative Disposition (as defined in the Precedent Facility), material Permitted Investment (as defined in the Precedent Facility), dividend recapitalization, material prepayment or refinancing of material indebtedness, prepayment made with internally generated proceeds, upsizing of the Term Loan B Facility, transaction that would not otherwise be permitted under the Facilities Documentation, or any transaction that would, if consummated, constitute any of the foregoing, and refinancings undertaken as a result of the Lenders’ declining to approve an amendment to the Facilities.

For the avoidance of doubt, there shall be no prepayment premiums payable in respect of the Term Cash Flow Facility.

Documentation:	The definitive documentation for the Facilities (the “Facilities Documentation”), the definitive terms of which will be negotiated in good faith, (i) will be “covenant-lite,” except to the extent specified in section (B) under the heading “Financial Covenant” below and (ii) will contain incurrence-based covenants and other terms consistent with this Term Sheet and, subject to the foregoing, will otherwise be consistent with, substantially similar to and no less favorable to the Sponsors, Holdings and its subsidiaries than the Credit Agreement previously delivered to the Lead Arrangers (the “Precedent Facility”), and, in each case, will take into account and be modified fully as appropriate to (r) modify Subsection 9.1(a) of the Precedent Facility to add an additional proviso stating “provided, however, that the Borrower shall pay any corrected amount within seven (7) Business Days of receipt of any subsequent proper invoice reflecting such corrected amount”, (s) modify subclause (x) of Subsection 11.6(c)(i)(E) to remove “and the Sponsors” and “and the Sponsor”, (t) remove clause (4) from each of the defined terms “Borrowing Base”, “Domestic Borrowing Base” and “Foreign Borrowing Base” and all related usages and basket capacity contained in the Precedent Facility, (u) modify the definition of “Immaterial Subsidiary” contained in the Precedent Facility by (A) by removing clauses (i)(y) and (ii)(y) of such definition and (B) replacing the words “for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which consolidated financial statements of Holdings are available” appearing in clauses (i)(x) and (i)(y) of such definition with the words “for the most recently ended Fiscal Year for which consolidated financial statements of Holdings are available”, (v) include carry-forwards (the “Carry-Forward Provision”) and carry-backs (the “Carry-Back Provision”) applicable to any baskets subject to an annual cap rather than an aggregate cap, (w) modify Subsection 9.1(d) of the Precedent Facility to reduce the cure period applicable to any Default resulting from a breach of Subsection 7.7(a) of the Precedent Facility from 30 days to 5 business days, (x) modify clause (i) of the definition of “Consolidated Net Income” in the Precedent Facility to delete the words “or that (as determined by the Borrower Representative in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period”, (y) modify the definitions of “Consolidated First Lien Indebtedness”, “Consolidated Secured Indebtedness” and “Consolidated Total Indebtedness” in the Precedent Facility to delete clause (ii)(C) contained in each definition and (z) reflect the terms set forth in the Commitment Letter and, if applicable, the flex provisions of the Fee Letter, and taking into account differences related to Holdings, the Target and their respective subsidiaries (including as to operational and strategic requirements of Holdings, the Target and their respective subsidiaries in light of their size, industries, businesses, business practices and business plans) (it being understood that basket sizes and incurrence tests will be set taking into account the relative EBITDA and total assets of Holdings, the Target and their respective subsidiaries on a consolidated basis after giving pro forma effect to the Transactions) and strictly ministerial administrative changes reasonably requested by the Administrative Agent and agreed to by the Borrower, and in any event will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet. Notwithstanding the foregoing, the only conditions to the availability of the Facilities on the Closing Date shall be the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit C to the Commitment Letter.

Representations and Warranties:	Applicable to Holdings and its restricted subsidiaries and to be the same (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) as the representations and warranties set forth in Section 5 of the Precedent Facility.

The representations and warranties will be required to be made in connection with each extension of credit (including, subject to the Funding Conditions Provision, the extensions of credit on the Closing Date, but excluding extensions of credit under any Incremental Facility), it being understood that the failure of any representation or warranty (other than the Specified Representations or the Company Representations, subject to the Funding Conditions Provision) to be true and correct on the Closing Date will not constitute the failure of a condition to funding or a default under the Facilities.

Conditions to Initial Extensions of Credit:	The initial extensions of credit under the Facilities will be subject solely to (a) the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit C to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Company Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Conditions to All Subsequent Extensions of Credit:	As set forth in the Precedent Facility.

Affirmative Covenants:	Applicable to Holdings and its restricted subsidiaries and limited to the following: delivery of annual and certain quarterly financial statements, compliance certificates and other information (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification) as to “going concern” or the scope of such audit, other than solely with respect to, resulting solely from or arising on account of (i) an upcoming maturity date under any of the Facilities or any other indebtedness incurred in compliance with the Facilities Documentation, (ii) any potential or actual inability to satisfy any financial maintenance covenant, (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary or (iv) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s (or its direct or indirect parent company’s) independent certified public accounting firm), delivery of notices of defaults and certain material events (including certain ERISA events), inspection rights (including books and records), maintenance of existence and rights and privileges, maintenance of insurance, payment of taxes, compliance with laws (including environmental laws), use of proceeds, commercially reasonable efforts to maintain ratings (but not any specific rating), maintenance of books and records, maintenance of properties, changes in fiscal year, additional guarantors and collateral, further assurances on collateral matters and transactions with affiliates (with exceptions to allow, among other things, transactions approved by a majority of disinterested directors), subject, in the case of each of the foregoing covenants, to exceptions and qualifications no less favorable to the Sponsors, Holdings and its subsidiaries than the standard set forth under the heading “Documentation” above.

Negative Covenants:

Applicable to Holdings and its restricted subsidiaries and limited to the following incurrence-based high yield covenants: (I) limitations on the incurrence of debt (with exceptions to allow, among other things, the incurrence of indebtedness (i) in an amount that is twice the amount of restricted payments that Holdings and its restricted subsidiaries would have been able to make on the date of such incurrence under restricted payment baskets, including, without limitation, the consolidated net income builder basket and the Retained Asset Sale Proceeds basket (the “RP Debt Basket”), (ii) in the case of Indebtedness (as defined in the Precedent Facility) secured on a pari passu basis with the Facilities, either (x) after giving effect to the incurrence of such amount, the Total First Lien Leverage Ratio is equal to or less than 4.00:1.00 or (y) the pro forma Total First Lien Leverage Ratio after giving effect to such incurrence does not exceed the Total First Lien Leverage Ratio in effect prior to such transactions, (iii) in the case of Indebtedness secured on a junior basis with the Facilities, either (x) after giving effect to the incurrence of such amount, the Total Secured Leverage Ratio is equal to or less than 4.50:1.00, (y) the pro forma Total Secured Leverage Ratio after giving effect to such incurrence does not exceed the Total Secured Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio is greater than or equal to 1.75:1.00 or (2) the pro forma Consolidated Coverage Ratio after giving effect to such incurrence is not less than the Consolidated Coverage Ratio in effect prior to such transactions, (iv) in the case of Indebtedness that is secured by assets that are not Collateral or unsecured, either (x) after giving effect to the incurrence of such amount, the Consolidated Total Leverage Ratio is equal to or less than 5.00:1.00, (y) the pro forma Consolidated Total Leverage Ratio after giving effect to such incurrence does not exceed the Consolidated Total Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio is greater than or equal to 1.75:1.00 or (2) the pro forma Consolidated Coverage Ratio after giving effect to such incurrence is not less than the Consolidated Coverage Ratio in effect prior to such transactions and (v) pursuant to a general debt basket equal to the greater of $801.0 million and an amount equal to 100% of pro forma EBITDA (the “General Debt Basket”; provided that this exception shall not be subject to any cap on the amount of indebtedness that can be incurred by restricted subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries), (II) limitations on liens securing Indebtedness (with exceptions to allow, among other things, (i) liens securing debt incurred pursuant to clause (I)(i), (I)(ii), (I)(iii) or (I)(iv) above, (ii) liens securing indebtedness incurred pursuant to the RP Debt Basket, (iii) liens on Collateral, if such liens rank junior to the liens on such Collateral in relation to the liens securing the Loans and the Guarantees, as applicable, (iv) liens securing contribution indebtedness and (v) pursuant to a general liens basket equal to the greater of $801.0 million and an amount equal to 100% of pro forma EBITDA (the “General Liens Basket”)), (III) fundamental changes, (IV) [reserved], (V) [reserved], (VI) [reserved], (VII) asset sales (with exceptions to allow, among other things, (x) asset sales which shall not be prohibited subject to (i) a 75% (or 50% if the applicable proceeds are not otherwise reinvested (the “50% Cash Consideration Exception”)) cumulative cash consideration requirement, (ii) a fair market value requirement, and (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments”, in each case subject to a threshold of asset sales with a fair market value in excess of the greater of $121.0 million and an amount equal to 15.0% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Borrower are available (without limiting the reinvestment rights applicable thereto)), (VIII) restricted payments (limited to dividends, distributions, stock repurchases or redemptions, investments and certain optional prepayments of contractually subordinated debt for borrowed money in an aggregate principal amount individually in excess of the cross default threshold earlier than twelve months prior to the stated maturity date thereof) (with exceptions to allow, among other things, (a) payments of contractually subordinated debt pursuant to “AHYDO Saver” provisions in respect of such debt, (b) an unlimited amount subject to pro forma compliance with a maximum Total First Lien Leverage Ratio of, (x) in the case of restricted payments in respect of equity interests, 3.75:1.00, (y) in the case of investments, either (1) 4.00:1.00, (2) the Total First Lien Leverage Ratio in effect prior to such investment or (3) after giving effect to such investment, either (A) the Consolidated Coverage Ratio is greater than or equal to 1.75:1.00 or (B) the pro forma Consolidated Coverage Ratio after giving effect to such investment is not less than the Consolidated Coverage Ratio in effect prior to such transactions, and (z) in the case of prepayments of material contractually subordinated debt, 3.75:1.00, provided that, in the case of any payment made in accordance with clause (VIII)(b)(x) or (VIII)(b)(z), no payment or bankruptcy event of default (with respect to a Borrower) exists, or would exist after giving effect to such payment, (c) restricted payments made with Retained Asset Sale Proceeds, (d) restricted payments following a qualified IPO in an amount in any fiscal year of the sum of (x) 7.0% of the aggregate proceeds received by Holdings, directly or indirectly, in or from such qualified IPO and (y) 7.0% of the market capitalization, (e) Parent Expenses (to be defined in a manner consistent with the definition of such term in the Precedent Facility and in a manner that treats (x) the IPO Vehicle and each of its relevant subsidiaries as if it were a “Parent Entity” and (y) any partnership or other entity through which the Investors (as defined in Exhibit A to the Commitment Letter), directly or indirectly, hold their equity interests in TopCo as if it were a “Parent Entity”), (f) restricted payments in connection with the Transactions (including payments in connection with the Acquisition), (g) debt incurred under the Facilities to finance the Transactions and payments relating thereto, as applicable, on or after the Closing Date and (h)  restricted payments in respect of equity interests in an amount not to exceed in any calendar year the greater of  $44.5 million and an amount equal to 5.50% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of Holdings are available; provided that any dividends or distributions on, or redemptions pursuant to, clauses (b) and (d) above shall not be permitted for so long as the Term Cash Flow Facility is outstanding), (IX) amendments of documents related to material contractually subordinated debt, (X) line of business and (XI) restrictive agreements, in the case of each of the foregoing covenants subject to exceptions, qualifications and, as appropriate, baskets no less favorable to the Sponsors, Holdings and its subsidiaries than the standard set forth under the heading “Documentation” above.

In addition, the consolidated net income builder basket in Subsection 8.2(a)(3)(A) of the Precedent Facility shall include an additional prong based on 100% of EBITDA minus 150% of consolidated fixed charges.

Financial Covenant:

(A)  Term Loan Facilities: None.

(B)  Revolving Facility: Commencing with the second full fiscal quarter after the Closing Date, measured as of the last day of each fiscal quarter and tested on the date on which the compliance certificate with respect to such fiscal quarter has been (or, if not so delivered, was required to have been delivered), delivered, a maximum Total First Lien Leverage Ratio of 5.85:1.00 (with no step downs) (provided that for purposes of this leverage ratio and all other leverage ratios hereunder, if additional debt is incurred to fund OID or upfront fees (other than any Upfront Fee payable under, and as defined in, the Fee Letter) then such leverage ratios will be modified upward to reflect any such additional debt) will apply at any time when the aggregate principal amount of loans and the amount of unreimbursed drawn letters of credit outstanding (other than letters of credit which have been reimbursed, cash collateralized or backstopped within five business days following the end of the applicable fiscal quarter) under the Revolving Facility on the last day of a fiscal quarter exceeds more than 40% of the greater of (x) the Revolving Commitments as of the Closing Date and (y) the Revolving Commitments as of the applicable test date (any such date, a “Financial Covenant Trigger Date”) (provided, that (x) for the first four fiscal quarters for which the Financial Covenant could be tested, any borrowings under the Revolving Facility that were made on the Closing Date to finance a portion of the Transactions (including to pay Transaction Costs) and (y) any borrowings under the Revolving Facility that were made on the Closing Date to fund “flex” OID and upfront fees shall, in each case, be disregarded in calculating such utilization). Such covenant is referred to herein as the “Financial Covenant.”

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which equity shall be common equity or qualified equity) made to Holdings after the end of the most recently ended fiscal quarter and on or prior to the day that is 21 business days after the day on which financial statements are required to be delivered for any fiscal quarter will, at the request of the Borrower, either (A) be applied to reduce outstanding amounts under the Revolving Facility (including Revolving Loans, Letters of Credit outstanding and swingline borrowings thereunder) in which case such cash equity contribution shall be deemed to have reduced outstanding amounts for purposes of determining whether a Financial Covenant Trigger Date has occurred and, following any such reduction, if the aggregate principal amount of loans and the amount of unreimbursed drawn letters of credit outstanding under the Revolving Facility on the last day of such fiscal quarter is less than or equal to 40% of the greater of (x) the Revolving Commitments as of the Closing Date or (y) the Revolving Commitments as of the applicable test date, a Financial Covenant Trigger Date shall be deemed not to have occurred or (B) be included in the calculation of EBITDA for the purpose of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) there shall be no more than two Specified Equity Contributions made in each four consecutive fiscal quarter period, (b) the amount of any Specified Equity Contribution shall be no more than (x) the amount required to cause Holdings to be in pro forma compliance with the Financial Covenant specified above or (y) if applied to reduce outstanding amounts under the Revolving Facility as contemplated in subclause (A) above, the amount required in order for a Financial Covenant Trigger Date not to have occurred, (c) no more than five Specified Equity Contributions shall be made during the term of the Revolving Facility (increasing to six if the Revolving Facility Maturity Date is extended), (d) all Specified Equity Contributions shall be disregarded for purposes of calculating EBITDA in any financial ratio determination under the Facilities Documentation, other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions) and (e) if a Specified Equity Contribution is included in the calculation of EBITDA as contemplated in subclause (B) above there shall be no pro forma or other reduction in indebtedness (including as a result of netting) (except for each fiscal quarter other than the fiscal quarter in respect of which such Specified Equity Contribution is made) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the periods in which such Specified Equity Contribution is included in EBITDA.

Events of Default:

Applicable to Holdings and its restricted subsidiaries and to be the same (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) as the Events of Default (as defined in the Precedent Facility) set forth in Section 9 of the Precedent Facility.

Notwithstanding the foregoing, the Facilities Documentation shall provide that a change of control shall not constitute an event of default and shall be permitted (subject to satisfaction by the Administrative Agent and the Revolving Lenders of applicable KYC and sanctions-related requirements) if after giving effect to the transaction which would otherwise constitute a change of control, the Total First Lien Leverage Ratio is equal to or less than 3.25:1.00 (the provision described in this paragraph, the “Portability Provision”).

Voting:	Except as set forth under this heading “Voting” and subject to the standard set forth under the heading “Documentation” above, the same as the Precedent Facility.

The Facilities Documentation will include the following provisions with respect to “non-responding lenders” (the “Non-Responding Lender Provision”):

“All Consent Requests shall (i) be given by the Borrower Representative, the Administrative Agent or any arranger acting in connection with the relevant Consent Request, (ii) be in the form of a written notice to each Lender or the applicable class of Lenders from which the relevant consent, waiver, amendment, modification or vote is being requested and (iii) include a legend substantially as follows, printed in capital letters or boldface type:

“‘THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL RESULT IN THE NON-RESPONDING LENDER’S LOANS OR COMMITMENTS AND PARTICIPATIONS BEING DEEMED TO BE ZERO FOR PURPOSES OF CALCULATING THE DENOMINATOR OF THE RELEVANT PERCENTAGE REQUIRED TO APPROVE ANY REQUEST FOR A CONSENT, WAIVER, AMENDMENT, OR OTHER VOTE DESCRIBED IN THIS COMMUNICATION (AT THE ELECTION OF BORROWER REPRESENTATIVE).’

“Nothing in this provision shall restrict the Borrower Representative, the Administrative Agent or any arranger acting in connection with the relevant Consent Request from requesting a reply to a Consent Request in less than ten Business Days, but the consequences associated with Non-Responding Lenders described in this provision shall not apply until the expiration of such ten Business Day period.”

Cost and Yield Protection:	Subject to the standard set forth under the heading “Documentation” above, the same as the Precedent Facility.

Assignments and Participations:	Subject to the standard set forth under the heading “Documentation” above, the same as the Precedent Facility.

Successor Administrative Agent:	Subject to the standard set forth under the heading “Documentation” above, the same as the Precedent Facility.

Expenses and Indemnification:	Subject to the standard set forth under the heading “Documentation” above, the same as the Precedent Facility.

Governing Law and Forum:	New York (except security documentation that the Lead Arranger reasonably determines should be governed by local law, including, for the avoidance of doubt, applicable security documentation governed by the laws Jersey and the United Kingdom) and Borough of Manhattan.

Counsel to the Administrative Agent:	Gibson, Dunn & Crutcher LLP.

Miscellaneous:	The Term Sheet (together with the documentation principles set forth in the “Documentation” paragraph therein) reflects all material terms related to the Facilities. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for AcquisitionCo, the Borrower and the Sponsors.

ANNEX I to
EXHIBIT B

Interest Rates:	The per annum interest rates under the will be as follows:

Revolving Facility

At the option of the Borrower, initially, (i) in the case of U.S. dollar denominated loans, Daily Simple SOFR plus 2.00%, Term SOFR plus 2.00% or ABR plus 1.00%, (ii) in the case of Canadian dollar denominated loans, the Adjusted Term CORRA plus 2.00% or the Canadian Prime Rate plus 1.00%, (iii) in the case of Euros denominated loans, Adjusted EURIBOR plus 2.00%, (iv) in the case of Pound Sterling denominated loans, SONIA plus 2.00%, (v) in the case of Japanese Yen denominated loans, TONA plus 2.00% and (vi) in the case of Swiss Francs denominated loans, SARON plus 2.00%.

All swingline loans will be ABR loans. From and after the delivery by the Borrower to the Administrative Agent of Holdings’ financial statements for the first full fiscal quarter of Holdings completed after the Closing Date, interest rate spreads under the Revolving Facility shall be determined by reference to a Total First Lien Leverage Ratio-based pricing grid providing for (i) the first step-down of 0.25% (for the margin for each of Daily Simple SOFR, Term SOFR, ABR, Adjusted Term CORRA, Canadian Prime Rate, Adjusted EURIBOR, SONIA, TONA and SARON) based upon achievement of a Total First Lien Leverage Ratio of 3.00:1.00 and (ii) the second step-down of an additional 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 2.50:1.00. In addition, interest rate spreads under the Revolving Facility shall be subject to an additional stepdown of 0.25% (for the margin for each of Daily Simple SOFR, Term SOFR, ABR, Adjusted Term CORRA, Canadian Prime Rate, Adjusted EURIBOR, SONIA, TONA and SARON) following a qualified IPO.

B-I-1

Term Loan B Facility

At the option of the Borrower, Term SOFR plus 2.25% or ABR plus 1.25%.

From and after the delivery by the Borrower to the Administrative Agent of Holdings’ financial statements for the first full fiscal quarter of Holdings completed after the Closing Date, interest rate spreads under the Term Loan B Facility shall be determined by reference to a Total First Lien Leverage Ratio-based pricing grid providing for (i) the first step-down of 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 3.00:1.00 and (ii) the second step-down of an additional 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 2.50:1.00 (collectively, the “Term Loan Pricing Step-Downs”). In addition, interest rate spreads under the Term Loan B Facility shall be subject to an additional stepdown of 0.25% (for the margin for each of Term SOFR and ABR) following a qualified IPO (the “IPO Step-Down”).

Term Cash Flow Facility At the option of the Borrower, Term SOFR plus 1.75% or ABR plus 0.75%.

The Borrower may elect (i) interest periods of 1, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Term SOFR and Adjusted EURIBOR Rate borrowings or (ii) in the case of Canadian dollar denominated loans, interest periods of 1 or 3 months for Adjusted Term CORRA borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate, Adjusted Term CORRA loans, Canadian Prime Rate loans, SONIA loans and TONA loans) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the highest of (i) the prime commercial lending rate, as published in the Wall Street Journal for such day (which, if less than 0%, shall be deemed to be 0%) (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Term SOFR applicable for an interest period of one month plus 1.00%.

B-I-2

Term SOFR has the meaning given to it in the Precedent Facility; provided that neither Term SOFR nor Daily Simple SOFR shall be less than 0.00% per annum.

Daily Simple SOFR to be defined consistent with “Daily Simple SOFR Rate” in the Precedent Facility.

Adjusted EURIBOR is the Euro interbank offered rate for Euros, for the relevant interest period, adjusted for statutory reserve requirements; provided, that Adjusted EURIBOR shall not be less than 0.00% per annum.

SONIA is the SONIA (sterling overnight index average) simple rate methodology (with lookback); provided, that SONIA shall not be less than 0.00% per annum.

Canadian Prime Rate is the higher of (x) the rate of interest that the Administrative Agent (or its Canadian affiliate) announces from time to time as its prime lending rate for loans made in Canadian dollars to Canadian customers and (y) Adjusted Term CORRA applicable for an interest period of one month plus 1.00% per annum.

Adjusted Term CORRA is the rate per annum equal to the forward-looking term rate based on CORRA, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) that is two business days prior to the first day of the applicable interest period (or if such day is not a business day, then on the immediately preceding business day) with a term equivalent to such interest period; provided, that the Adjusted Term CORRA shall not be less than zero.

CORRA means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

B-I-3

TONA means, with respect to any business day, a rate per annum equal to the Tokyo Overnight Average Rate for such business day published by the TONA Administrator on the TONA Administrator’s Website; provided, that TONA shall not be less than zero.

SARON means, with respect to any business day, a rate per annum equal to the SARON (Swiss Average Rate Overnight) reference rate administered by SIX (or any other person which takes over the administration of that rate) as at the close of trading on the SIX Swiss Exchange on the relevant business day displayed on page SARON.S of the Thomson Reuters screen under the heading CLSFIX; provided, that SARON shall not be less than zero.

Letter of Credit Fees:	A per annum fee equal to the spread over, at the option of the Borrower, Daily Simple SOFR or Term SOFR under the Revolving Facility will accrue for the account of non-Defaulting Lenders on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the non-Defaulting Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Commitment. In addition, the Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360 day year, and (b) normal and customary issuance and administration costs and expenses.

Commitment Fees:	Initially, 0.375% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrower to the Administrative Agent of Holdings’ financial statements for the first full fiscal quarter of Holdings completed after the Closing Date, commitment fees under the Revolving Facility shall be determined by reference to a Total First Lien Leverage Ratio-based pricing grid providing for a step-down to 0.25% based upon achievement of a Total First Lien Leverage Ratio of 3.00:1.00.

B-I-4

CONFIDENTIAL	EXHIBIT C

Project Jupiter
Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the satisfaction (or (i) in the case of each of paragraphs (1), (2), (3), (5), (6), (8) and (9), waiver by the Lead Arrangers holding at least 66 2/3% of the commitments under the Facilities (the “Super Majority Lead Arrangers”) or (ii) in the case of each of paragraphs (4) and (7), waiver by the Lead Arrangers) of the following additional conditions:

1.            The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by AcquisitionCo that are materially adverse to the Lenders (in their capacities as such) without the consent of the Lead Arrangers holding at least a majority of the commitments under the Facilities (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, waiver or consent), it being understood and agreed that (i) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (a) first, to a reduction of the Equity Contribution to the level set forth in paragraph (a) in the Transaction Description, and (b) second, (I) 65% to a reduction in Term Loan B Facility and (II) 35% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Acquisition Agreement, with respect to which there shall be no limitation on source of funding) shall be funded (at AcquisitionCo’s option) with the proceeds of an equity contribution, cash of the Target and its subsidiaries and/or the proceeds of Revolving Loans and (ii) any modification, amendment, express waiver or express consent to the definition of “Company Material Adverse Effect” in the Acquisition Agreement that is adverse to you shall be deemed to be materially adverse to the Lenders (in their capacities as such)..

2.            The Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated. The Refinancing shall have been, or substantially concurrently with the initial borrowing under the Facilities shall be, consummated.

3.            Since the date of the Acquisition Agreement, there has not been a Company Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to AcquisitionCo’s obligations to consummate the Acquisition under the Acquisition Agreement.

4.            All fees related to the Transactions payable to the Lead Arrangers, the Administrative Agent or the Lenders under the Commitment Letter and the Fee Letter shall have been paid to the extent due.

5.            The Lead Arrangers shall have received (a) audited consolidated balance sheets and related consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of changes in equity of the Company for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited condensed consolidated balance sheets and related unaudited condensed consolidated statements of comprehensive income, unaudited condensed consolidated statements of cash flows and unaudited condensed consolidated statements of changes in equity of the Company for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date. The Lead Arrangers hereby acknowledge receipt of (x) the financial statements referred to in the foregoing clause (a) for the fiscal years ended December 31, 2024 and December 31, 2023 and (y) the financial statements referred to in the foregoing clause (b) for the fiscal quarters ended September 30, 2025, June 30, 2025 and March 31, 2025. It is understood and agreed that the condition set forth in this paragraph 5, (x) may be satisfied by furnishing the applicable consolidated financial statements of the Company on Form 10-K or 10-Q, as applicable, filed with the SEC, and (y) shall be deemed to have been delivered on the earliest date on which (i) the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or (ii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov.

6.            The Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower substantially in the form of Annex I to Exhibit C attached hereto certifying the solvency, after giving effect to the Transactions, of Holdings and its subsidiaries on a consolidated basis.

7.            The Lead Arrangers shall have received, at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that is (i) (x) required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule (which CDD Rule requirements shall be satisfied by delivering the LSTA form beneficial ownership certification) (such rules and regulations, the “KYC Rules”) and (y) set forth on the list of “know your customer” requirements delivered to you on or prior to the date hereof (or, in the case of any Additional Committing Lender, on or prior to the date such Additional Committing Lender becomes party to the Commitment Letter) and (ii) all other documentation and other information about the Borrower and the Guarantors that is (x) reasonably requested in writing at least ten Business Days (as defined in the Acquisition Agreement) prior to the Closing Date by the applicable Administrative Agent or the Lead Arrangers and (y) (i) required by U.S. regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after the date hereof, (ii) required as a result of the occurrence of any change in the applicable Lead Arranger’s circumstances, which change results in additional information being required under the KYC Rules, (iii) after the Lead Arranger’s review of any information delivered pursuant to this paragraph 7, reasonably determined to be required under the KYC Rules or (iv) readily available and customarily delivered by portfolio company affiliates of (at your election) any Sponsor in the United States in connection with bank financings.

8.            Subject in all respects to the Funding Conditions Provision, (a) the Guarantees with respect to the applicable Facilities shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Facilities, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the applicable Administrative Agent’s security interest in the Collateral with respect to the Facilities shall have been executed and delivered by the Borrower and the Guarantors or substantially simultaneously with the initial borrowings under the Facilities, shall be executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing.

9.            You shall have provided to the Lead Arrangers the financial information identified in paragraph 5 of this Summary of Additional Conditions not less than 10 consecutive business days prior to the Closing Date (or such shorter period reasonably acceptable to the Super Majority Lead Arrangers) (provided that (x) July 3, 2026 each shall not constitute a business day for purposes of calculating such 10 consecutive business day period (with such date being excluded for purposes of, but which shall not reset, such 10 consecutive business day period) and (y) if such 10 consecutive business day period shall not have ended on or prior to August 21, 2026, then such 10 consecutive business day period shall not commence prior to September 8, 2026 (such period, the “Marketing Period”)).

The information required by condition 9 of this Summary of Additional Conditions above shall be referred to as the “Facilities Required Information”. If at any time you shall in good faith believe that you have provided the Facilities Required Information, you may deliver to the Lead Arrangers and their counsel a written notice (which may be delivered by email) to that effect (stating when you believe you completed such delivery), in which case the requirements in the foregoing condition 9 of this Summary of Additional Conditions will be deemed to have been satisfied as of the date of the applicable notice, unless the Lead Arrangers in good faith reasonably believe that you have not completed the delivery of the Facilities Required Information and, within two business days after the delivery of such notice by you, deliver a written notice to you to that effect (stating with specificity which Facilities Required Information you have not delivered).

ANNEX I to EXHIBIT C

Form of Solvency Certificate

Date: _____, 20[●]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer or Treasurer] of _____, a _____ _____ (“Holdings”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.            This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of _________ ____, 20[  ], among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.            For purposes of this certificate, the terms below shall have the following definitions:

(a)          “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)          “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

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(c)          “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)          “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of Holdings.

(e)          “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)           “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.            For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)           I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.

(b)          I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)          As the [Chief Financial Officer or Treasurer] of Holdings, I am familiar with the financial condition of Holdings and its Subsidiaries.

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4.            Based on and subject to the foregoing, I hereby certify on behalf of Holdings that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Holdings and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by its [Chief Financial Officer or Treasurer] as of the date first written above.

[BORROWER]

By:
Name:
Title: [Chief Financial Officer or Treasurer]